UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               Energy Focus, Inc.
                                (Name of Issuer)

                    Common Stock, par value $0.0001 per share
                         (Title of Class of Securities)

                                    29268T102
                                 (CUSIP Number)

                                December 31, 2009
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 17 Pages

CUSIP No. 29268T102                    13G                   Page 2 of 17 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Diker Micro-Value QP Fund, LP
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    935,436 shares of Common Stock
OWNED BY       ________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    935,436 shares of Common Stock
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            935,436 shares of Common Stock
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            4.7%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            PN
-------------------------------------------------------------------------------

CUSIP No. 29268T102                    13G                   Page 3 of 17 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Diker Micro-Value Fund, LP
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    914,486 shares of Common Stock
OWNED BY       ________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    914,486 shares of Common Stock
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            914,486 shares of Common Stock
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            4.6%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            PN
-------------------------------------------------------------------------------

CUSIP No. 29268T102                    13G                   Page 4 of 17 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Diker Micro & Small Cap Fund, LP
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    491,876 shares of Common Stock
OWNED BY       ________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    491,876 shares of Common Stock
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            491,876 shares of Common Stock
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            2.4%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            PN
-------------------------------------------------------------------------------

CUSIP No. 29268T102                    13G                   Page 5 of 17 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Diker M&S Cap Master, Ltd.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    190,310 shares of Common Stock
OWNED BY       ________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    190,310 shares of Common Stock
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            190,310 shares of Common Stock
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.9%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            CO
-------------------------------------------------------------------------------

CUSIP No. 29268T102                    13G                   Page 6 of 17 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Diker GP, LLC
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,532,108 shares of Common Stock
OWNED BY       ________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,532,108 shares of Common Stock
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,532,108 shares of Common Stock
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            12.6%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            OO
-------------------------------------------------------------------------------

CUSIP No. 29268T102                    13G                   Page 7 of 17 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Diker Management, LLC
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,532,108 shares of Common Stock
OWNED BY       ________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,532,108 shares of Common Stock
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,532,108 shares of Common Stock
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            12.6%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            IA
-------------------------------------------------------------------------------

CUSIP No. 29268T102                    13G                   Page 8 of 17 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Charles M. Diker
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,532,108 shares of Common Stock
OWNED BY       ________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                              2,532,108 shares of Common Stock
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,532,108 shares of Common Stock
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            12.6%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            IN
-------------------------------------------------------------------------------

CUSIP No. 29268T102                    13G                   Page 9 of 17 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Mark N. Diker
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,532,108 shares of Common Stock
OWNED BY       ________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,532,108 shares of Common Stock
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,532,108 shares of Common Stock
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            12.6%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            IN
-------------------------------------------------------------------------------

CUSIP No. 29268T102                    13G                   Page 10 of 17 Pages


This statement on Schedule 13G (the "Schedule 13G") relates to the Common Stock (as defined below) of the Company (as defined below). The Reporting Persons (as defined below) have previously filed a statement on Schedule 13G on February 12, 2007, as amended on February 12, 2008 and February 17, 2009 as well as a statement on Schedule 13D on November 12, 2009, as amended on December 23, 2009 (the "Schedule 13D"), to report their beneficial ownership of Common Stock of the Company that is the subject of this Schedule 13G. In furtherance of the satisfaction of the obligations of the Company under the Letter Agreement and the December Letter Agreement (each as defined in the Schedule 13D), on December 31, 2009, the Reporting Persons agreed to sell 1,000,000 shares of Common Stock to Ouercus Trust (the "Gelbaum Entity") at a price of $0.80 per share and on that date closed on the initial sale of 375,000 of such shares of Common Stock. On January 20, 2010 the Reporting Persons are anticipated to close on the sale of the remaining 625,000 shares of Common Stock to the Gelbaum Entity (the "Second Closing"). The terms of the sale of the 1,000,000 shares of Common Stock to the Gelbaum Entity (the material terms of which are set forth above) are anticipated to be memorialized in a written agreement among the Reporting Persons and the Gelbaum Entity to be entered into in the near future.

Item 1.

(a)  Name of Issuer

        Energy Focus, Inc., a Delaware corporation (the "Company")

(b)  Address of Issuer's Principal Executive Offices
        32000 Aurora Road
        Solon, Ohio, 44139

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

        DIKER MICRO-VALUE QP FUND, LP ("MVQP")
        745 Fifth Avenue, Suite 1409
        New York, New York 10151
                           Citizenship: Delaware

        DIKER MICRO-VALUE FUND, LP ("MV")
        745 Fifth Avenue, Suite 1409
        New York, New York 10151
                           Citizenship: Delaware

        DIKER MICRO & SMALL CAP FUND, LP ("MS")
        745 Fifth Avenue, Suite 1409
        New York, New York 10151
                           Citizenship: Delaware

        DIKER M&S CAP MASTER LTD. ("MCSM")
        745 Fifth Avenue, Suite 1409
        New York, New York 10151
        Citizenship:  Cayman Islands

        DIKER GP, LLC ("DIKER GP")
        745 Fifth Avenue, Suite 1409

CUSIP No. 29268T102                    13G                   Page 11 of 17 Pages


        New York, New York 10151
        Citizenship: Delaware

        DIKER MANAGEMENT, LLC ("DIKER MANAGEMENT")
        745 Fifth Avenue, Suite 1409
        New York, New York 10151
        Citizenship: Delaware

        CHARLES M. DIKER
        745 Fifth Avenue, Suite 1409
        New York, New York 10151
        Citizenship:  United States

        MARK N. DIKER
        745 Fifth Avenue, Suite 1409
        New York, New York 10151
        Citizenship:  United States

The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons" and MVQP, QP, MS and MCSM are hereinafter sometimes collectively referred to as the "Diker Funds."

Item 2(d)  Title of Class of Securities

        Common Stock, $0.0001 par value ("Common Stock")

Item 2(e)  CUSIP Number

        29268T102

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
 (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

CUSIP No. 29268T102                    13G                   Page 12 of 17 Pages


(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.   Ownership

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a) Amount beneficially owned:

        As of the date of this filing, (i) MVQP beneficially owns 935,436 shares of Common Stock, (ii) MV beneficially owns 914,486 shares of Common Stock, (iii) MS beneficially owns 491,876 shares of Common Stock, (iv) MCSM beneficially owns 190,310 shares of Common Stock and (v) each of Diker GP, Diker Management, Mr. Charles N. Diker and Mark N. Diker may be deemed the beneficial owner of the 2,532,108 shares of Common Stock beneficially owned by the Diker Funds.

        Diker GP serves as the general partner of each of the Diker Funds. Diker Management serves as the investment manager of each of the Diker Funds. Charles M. Diker and Mark N. Diker each serve as co-managing member of each of Diker GP and Diker Management. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of Diker GP, Diker Management, Mr. Charles N. Diker and Mark N. Diker disclaims beneficial ownership of shares of Common Stock held by the Diker Funds.

        (b) Percent of class:

        The Company informed the Reporting Persons in writing that there were 20,077,859 shares of Common Stock outstanding on November 30, 2009. Therefore, based on the Company's outstanding shares of Common Stock (i) MVQP may be deemed to beneficially own 4.7% of the outstanding shares of Common Stock of the Company, (ii) MV may be deemed to beneficially own 4.6% of the outstanding shares of Common Stock of the Company, (iii) MS may be deemed to beneficially own 2.4% of the outstanding shares of Common Stock of the Company, (iv) MCSM may be deemed to beneficially own 0.9% of the outstanding shares of Common Stock of the Company and (v) each of Diker GP, Diker Management, Mr. Charles N. Diker and Mark N. Diker may be deemed to beneficially own 12.6% of the outstanding shares of Common Stock of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.

        (c) Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote

                  0

            (ii)  Shared power to vote or to direct the vote

                  See Item 4(a)

            (iii) Sole power to dispose or to direct the disposition of

CUSIP No. 29268T102                    13G                   Page 13 of 17 Pages


            (iv) Shared power to dispose or to direct the disposition of

                  See Item 4(a)

Item 5.   Ownership of Five Percent or Less of a Class

        Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

        Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

        Not applicable.

Item 8.   Identification and Classification of Members of the Group

        See Exhibit I.

Item 9.   Notice of Dissolution of Group

        Not applicable.

Item 10.  Certification

        By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of January 5, 2010, by and among Diker Micro-Value QP Fund, LP, Diker Micro-Value Fund, LP, Diker Micro & Small Cap Fund, LP, Diker M&S Cap Master Ltd., Diker GP, LLC, Diker Management, LLC, Charles M. Diker and Mark N. Diker.

CUSIP No. 29268T102                    13G                   Page 14 of 17 Pages


                                   SIGNATURES

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: January 5, 2010


                              DIKER MICRO-VALUE QP FUND, LP

                              By: Diker GP, LLC,
                              Its General Partner

                              By: /s/ Mark N. Diker
                                  -----------------------------------
                              Name:  Mark N. Diker
                              Title: Managing Member


                              DIKER MICRO-VALUE FUND, LP

                              By: Diker GP, LLC,
                              Its General Partner

                              By: /s/ Mark N. Diker
                                  -----------------------------------
                              Name:  Mark N. Diker
                              Title: Managing Member


                              DIKER MICRO & SMALL CAP FUND, LP

                              By: Diker GP, LLC,
                              Its General Partner

                              By: /s/ Mark N. Diker
                                  -----------------------------------
                              Name:  Mark N. Diker
                              Title: Managing Member


                              DIKER M&S CAP MASTER LTD.

                              By: Diker GP, LLC,
                              Its General Partner

                              By: /s/ Mark N. Diker
                                  -----------------------------------
                              Name:  Mark N. Diker
                              Title: Managing Member


                              DIKER GP, LLC

                              By: /s/ Mark N. Diker
                                  -----------------------------------

CUSIP No. 29268T102                    13G                   Page 15 of 17 Pages


                              Name:  Mark N. Diker
                              Title: Managing Member


                              DIKER MANAGEMENT, LLC

                              By: /s/ Mark N. Diker
                                  -----------------------------------
                              Name:  Mark N. Diker
                              Title: Managing Member


                              /s/ Charles M. Diker
                              ---------------------------------------
                              CHARLES M. DIKER


                              /s/ Mark N. Diker
                              ---------------------------------------
                              MARK N. DIKER

CUSIP No. 29268T102                    13G                   Page 16 of 17 Pages


EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the shares of Common Stock, $0.0001 par value, of Energy Focus, Inc., is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of January 5, 2010


                              DIKER MICRO-VALUE QP FUND, LP

                              By: Diker GP, LLC,
                              Its General Partner

                              By: /s/ Mark N. Diker
                                  -----------------------------------
                              Name:  Mark N. Diker
                              Title: Managing Member


                              DIKER MICRO-VALUE FUND, LP

                              By: Diker GP, LLC,
                              Its General Partner

                              By: /s/ Mark N. Diker
                                  -----------------------------------
                              Name:  Mark N. Diker
                              Title: Managing Member


                              DIKER MICRO & SMALL CAP FUND, LP

                              By: Diker GP, LLC,
                              Its General Partner

                              By: /s/ Mark N. Diker
                                  -----------------------------------
                              Name:  Mark N. Diker
                              Title: Managing Member


                              DIKER M&S CAP MASTER LTD.

                              By: Diker GP, LLC,
                              Its General Partner

                              By: /s/ Mark N. Diker
                                  -----------------------------------
                              Name:  Mark N. Diker

CUSIP No. 29268T102                    13G                   Page 17 of 17 Pages


                              Title: Managing Member


                              DIKER GP, LLC

                              By: /s/ Mark N. Diker
                                  -----------------------------------
                              Name:  Mark N. Diker
                              Title: Managing Member


                              DIKER MANAGEMENT, LLC

                              By: /s/ Mark N. Diker
                                  -----------------------------------
                              Name:  Mark N. Diker
                              Title: Managing Member


                              /s/ Charles M. Diker
                              ---------------------------------------
                              CHARLES M. DIKER


                              /s/ Mark N. Diker
                              ---------------------------------------
                              MARK N. DIKER